[LETTERHEAD FOR MORGAN, LEWIS & BOCKIUS LLP]


2000 One Logan Square
Philadelphia, PA 19103-6993
215-963-5000
Fax: 215-963-5299

September 11, 1998

Philadelphia Suburban Corporation
762 Lancaster Avenue
Bryn Mawr, PA 19010

Re: Philadelphia Suburban Corporation: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Philadelphia Suburban Corporation, a Pennsylvania corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the registration of up to 13,281,000 shares of Common Stock, par value $.50 per share (the "Shares"), of the Company to be issued in connection with the transactions contemplated by that certain Amended and Restated Agreement and Plan of Merger, dated as of August 5, 1998, among the Company, Consumers Acquisition Corporation and Consumers Water Company, attached as Annex A to the Joint Proxy Statement/Prospectus included in the Registration Statement (the "Merger Agreement"). In rendering the opinion set forth below, we have reviewed (a) the Registration Statement; (b) the Company's Articles of Incorporation and Bylaws; (c) certain records of the Company's corporate proceedings as reflected in its minute books; (d) the Merger Agreement; and (e) such records, documents, statutes and decisions as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

Our opinions set forth below is limited to the Business Corporation Law of the Commonwealth of Pennsylvania (the "BCL").

Based upon the foregoing, and assuming that the amendment to the Articles of Incorporation of the Company described in the Registration Statement is duly and validly approved and effected in accordance with the BCL and Articles of Incorporation and Bylaws of the Company, we are of the opinion that the Shares will, when issued I the manner and on the terms described in the Registration Statement and the Merger Agreement, will be duly authorized, validly issued, fully paid and non-assessable.


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Philadelphia Suburban Corporation
Page 2
September 11, 1998


We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement and further consent to the reference to us under the caption "Legal Matters" in the proxy statement included in the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

The opinion expressed herein is solely for your benefit, and may be relied upon only by you.

Very truly yours.

/s/ Morgan, Lewis & Bockius LLP
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Morgan, Lewis & Bockius LLP